Exhibit 23.4

Consent of SMBC Nikko Securities Inc.

February 3, 2015

Board of Directors

Panasonic Information Systems Co., Ltd.

19-19, Chayamachi, Kita-ku, Osaka 530-0013, Japan

Members of the Board of Directors:

Reference is made to our valuation report to you, dated February 3, 2015 (the “Valuation Report”).

We hereby consent to (1) the use of the Valuation Report to the Board of Directors of Panasonic Information Systems Co., Ltd. (“Panasonic IS”), included as Appendix B to the prospectus which forms a part of the Registration Statement on Form F-4 relating to the proposed business combination between Panasonic IS and Panasonic Corporation (“Panasonic”), and (2) the references to our firm and the Valuation Report in the Registration Statement and the prospectus included therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

SMBC Nikko Securities Inc.

Masahiro Nozaki
Managing Director, Mergers and Acquisitions